UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                RedEnvelope, Inc.
                                -----------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    75733R601
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                          ---------------------------
CUSIP No.  75733R601                  13G            Page  2  of  11  Pages
           ---------                                      ---    ----
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Moussenvelope, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       727,660
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   727,660
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       727,660
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No.  75733R601                  13G            Page  3  of  11  Pages
           ---------                                      ---    ----
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Moussescapade, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       727,660
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   727,660
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       727,660
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No.  75733R601                  13G            Page  4  of  11  Pages
           ---------                                      ---    ----
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Moussescribe
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       727,660
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   727,660
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       727,660
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP No.  75733R601                  13G            Page  5  of  11  Pages
           ---------                                      ---    ----
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Charles Heilbronn
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       France
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       727,660
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   727,660
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       727,660
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Schedule 13G (this "Schedule 13G") is being filed with respect to the Common Stock (as defined in Item 2(d) below) of RedEnvelope, Inc.

Item 1(a):             Name of Issuer:
---------              --------------

     The name of the issuer is RedEnvelope, Inc., a Delaware corporation (the "Company").

Item 1(b):             Address of Issuer's Principal Executive Offices:
---------              -----------------------------------------------

     The Company's principal executive office is located at 201 Spear Street, 3rd Floor, San Francisco, California 94105.

Item 2(a):             Name of Person Filing:
---------              ---------------------

     This Schedule 13G with respect to the Common Stock of the Company is filed by Moussenvelope L.L.C., a Delaware limited liability company ("Moussenvelope"), Moussescapade, L.P., a Cayman Islands limited partnership ("Moussescapade"), Moussescribe, a Cayman Islands company ("Moussescribe") and Mr. Charles Heilbronn ("Mr. Heilbronn" and, together with Moussenvelope, Moussescapade and Moussescribe, the "Reporting Persons"). The shares of Common Stock reported herein (the "Shares") are held directly by Moussenvelope. Moussescapade is the sole member of Moussenvelope, Moussescribe is the general partner of Moussescapade and Mr. Heilbronn is sole owner and president of Moussescribe. By virtue of the foregoing relationships, and as further described herein, Moussescapade, Moussescribe and Mr. Heilbronn may each be deemed to have beneficial ownership over the Shares.

Item 2(b):             Address of Principal Business Office or, if None,
---------              -------------------------------------------------
                       Residence:
                       ---------

     The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, Suite 4605, New York, NY 10019.

Item 2(c):             Citizenship:
---------              -----------

     Moussenvelope is organized under the laws of the State of Delaware. Moussescapade is organized under the laws of the Cayman Islands. Moussescribe is organized under the laws of the Cayman Islands. Mr. Heilbronn is a citizen of France.

Item 2(d):             Title of Class of Securities:
---------              ----------------------------

     Common Stock, $0.01 par value ("Common Stock")

Item 2(e):             CUSIP Number:
---------              ------------

     75733R601

Item 3:                If this statement is filed pursuant to Rules 13d-1(b)
------                 -----------------------------------------------------
                       or 13d-2(b) or (c), check whether the person filing is a:
                       --------------------------------------------------------

     (a) [ ] Broker or dealer registered under Section 15 of the Act,
     (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e) [ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1
             (b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:                Ownership:
------                 ---------

     The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total 8,521,552 shares of Common Stock, as reported to the Reporting Persons by private communication of the Company.

     A. Moussenvelope.
        -------------
          Moussenvelope may be deemed to share beneficial ownership over its holdings with Moussescapade, Moussescribe and Mr. Heilbronn.
     Moussenvelope's holdings are as follows:
          (a)  Amount beneficially owned: 727,660
          (b)  Percent of class: 8.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 727,660
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 727,660

     B. Moussescapade.
        -------------
          Moussescapade may be deemed to share beneficial ownership over its holdings with Moussenvelope, Moussescribe and Mr. Heilbronn.
     Moussescapade's holdings are as follows:
          (a)  Amount beneficially owned: 727,660
          (b)  Percent of class: 8.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 727,660
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 727,660

     C. Moussescribe.
        ------------
          Moussescribe may be deemed to share beneficial ownership over its holdings with Moussenvelope, Moussescapade and Mr. Heilbronn. Moussescribe's holdings are as follows:
          (a)  Amount beneficially owned: 727,660
          (b)  Percent of class: 8.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 727,660
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 727,660

     D. Mr. Heilbronn.
        -------------
          Mr. Heilbronn may be deemed to share beneficial ownership over his holdings with Moussenvelope, Moussescapade and Moussescribe. Mr. Heilbronn's holdings are as follows:
          (a)  Amount beneficially owned: 727,660
          (b)  Percent of class: 8.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 727,660
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 727,660

          Notwithstanding the foregoing, Mr. Heilbronn disclaims beneficial ownership of the Shares, except to the extent of his pecuniary interest therein.

Item 5:                Ownership of Five Percent or Less of a Class:
------                 --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:                Ownership of More than Five Percent on Behalf of Another
------                 --------------------------------------------------------
                       Person:
                       ------

     Other than as set forth herein, no other person in known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

Item 7:                Identification and Classification of the Subsidiary Which
------                 ---------------------------------------------------------
                       Acquired the Security Being Reported on by the Parent
                       -----------------------------------------------------
                       Holding Company:
                       ---------------

     Not applicable.

Item 8:                Identification and Classification of Members of the
------                 ---------------------------------------------------
                       Group:
                       -----

     Not applicable.

Item 9:                Notice of Dissolution of Group:
------                 ------------------------------

     Not applicable.

Item 10:               Certification:
-------                -------------

     Not applicable.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004




/s/ Charles Heilbronn                      MOUSSESCRIBE
-------------------------------------
Charles Heilbronn
                                           By:  /s/ Charles Heilbronn
                                                --------------------------------
                                                Name:   Charles Heilbronn
                                                Title:  President


MOUSSESCAPADE, L.P.                        MOUSSENVELOPE, L.L.C.

By:  Moussescribe,                         By:  Moussescapade, L.P.,
     its General Partner                        its sole member

By:  /s/ Charles Heilbronn
     -------------------------------       By:  Moussescribe,
     Name:  Charles Heilbronn                   its General Partner
     Title: President
                                           By:  /s/ Charles Heilbronn
                                                --------------------------------
                                                Name:  Charles Heilbronn
                                                Title: President





        [SIGNATURE PAGE TO SCHEDULE 13G WITH RESPECT TO REDENVELOPE, INC.]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Joint Filing Agreement, dated February 13, 2004, by and among Moussenvelope, L.L.C., Moussescapade, L.P., Moussescribe and Charles Heilbronn.